Exhibit 5.2

CONSENT

We hereby consent to the use of our name under the heading “Enforceability of Judgments” in the prospectus forming a part of the Amendment No. 1 to the Registration Statement on Form F-10 (File No. 333-124781) relating to the offering of debt securities of Domtar Inc. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the United States Securities and Exchange Commission thereunder.

/s/ OGILVY RENAULT LLP
Ogilvy Renault LLP
Dated: May 17, 2005

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